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                                                                   Exhibit 10.3

                            AFFILIATION AGREEMENT

                  THIS AGREEMENT, made as of the 19th day of April, 2001, is by and between Hispanic Television Network, Inc., a Delaware corporation ("Network"), and Satellite Services, Inc., a Delaware corporation ("Affiliate"), regarding the cable television programming service currently known as "HTVN" (whether in its current format or in any other format) (the "Service"). The parties hereby mutually agree as follows:

         1.       RIGHTS:

                  (a) GRANT OF RIGHTS. Network hereby grants to Affiliate and any affiliates of Affiliate, the non-exclusive right, but not the obligation, to distribute and subdistribute the Service by any distribution technology(ies) or platform(s), whether now existing or developed in the future. The rights granted to Affiliate in this Section 1(a) and elsewhere in this Agreement are also granted hereby to any affiliate of Affiliate. As used in this Agreement, an "affiliate of Affiliate" shall include any entity that Affiliate adds to this Agreement, provided that such entity meets the requirements of Exhibit A hereto as if such entity were a video distribution system or enterprise.

                  (b) ADD AND DELETE RIGHTS. Affiliate shall have the right, upon written notice to Network within thirty (30) days thereof, to elect to include under this Agreement and to distribute the Service to, any system or enterprise that meets the System Qualifications of Exhibit A hereto and by which or to which Affiliate has distribution rights pursuant to this Agreement. Any such system or enterprise that meets the System Qualifications of Exhibit A hereto, and that Affiliate elects to include under this Agreement, shall be referred to in this Agreement, individually, as a "System" or, collectively, as "Systems", as set forth on Schedule 1 hereto, as such Schedule 1 may be added to or deleted from, from time to time, pursuant to the terms of this Agreement. Upon the addition of a System to this Agreement, any then-existing agreement between or among Network and any one or more third parties applicable to such System for distribution of the Service shall terminate and cease to be effective. Affiliate shall have the right, in its sole discretion, to delete the Service from any or all Systems by providing Network with written notice within thirty (30) days of such deletion. Without limiting the foregoing, Affiliate shall have the right to delete from this Agreement any System that is divested or otherwise ceases to meet the System Qualifications of Exhibit A hereto, and/or that is not managed by Affiliate or an affiliate of Affiliate.

         2.       TERM:

                  (a) Unless earlier terminated pursuant to the terms of this Agreement, the "Term" of this Agreement shall consist of, collectively, the Initial Term (as defined herein) and any number of Renewal Terms (as defined herein). The

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"Initial Term" of this Agreement shall be for ten (10) years, commencing as of the date hereof.

                  (b) This Agreement shall automatically renew for successive five (5)-year periods (each a "Renewal Term") after the expiration of the Initial Term and each Renewal Term, unless either (i) this Agreement is terminated earlier in accordance with the terms hereof, (ii) Affiliate provides written notice to Network of its intent to terminate this Agreement a minimum of thirty (30) days prior to the end of the Initial Term or any Renewal Term, or
(iii) Network provides written notice to Affiliate of its intent to terminate this Agreement a minimum of thirty (30) days prior to the end of the second Renewal Term or any Renewal Term thereafter.

         3.       CONTENT OF THE SERVICE:

                  (a) Throughout the Term, the Service shall be a twenty-four
(24) hour per day, seven (7) day per week, professionally produced, satellite-delivered Spanish language programming service consisting exclusively of Spanish-language general entertainment programming, including (but not limited to) Mexican-produced movies, variety, talk and other shows, educational programs, children's programming, boxing and other sports programming, and news, all similar (in terms of the nature, content, type and quality of programs) to the programming on the program schedule attached hereto as Exhibit B. During each month of the Term, Network shall send a copy of its monthly program schedule to Affiliate, in care of: Programming Department. Network agrees that the Service (including any advertisements contained therein) will not contain
(i) programming that has received, or had it been rated would have received, an MPAA "X" or "NC-17" rating; (ii) more than two (2) hours per calendar day of religious programming, provided that none of such religious programming shall be of a proselytizing nature that includes any solicitation or request for donations, contributions or payments of any kind, whether monetary or otherwise;
(iii) a sufficient quantity of music videos such that the Service could be characterized as a music video service; (iv) a sufficient quantity of children's programming such that the Service could be characterized as a children's programming service; (v) live or taped excerpts or entire portions of actual courtroom trials, hearings or other similar proceedings as a substantial component of the programming; (vi) pay-per-view movies or events; (vii) financial news; (viii) blackouts; (ix) surcharges; (x) promotion or marketing of "800," "888," "900," or "976" telephone services, or other similar services that bill a caller for placing or confirming the call (other than for the telephone company's cost of the call), that relates directly or indirectly to gambling, the occult, astrological, psychic, sexual or romantic activities or other adults-only services, or that is directed at children; or (xi) direct on-air sales programming (as defined herein) in excess of three (3) hours in any one
(1) calendar day, which may only occur between the hours of 12:00 a.m. and 6:00 a.m., prevailing Eastern Time, subject to the qualifications set forth in
Section 3(i) hereof, provided that none of such direct on-air sales programming shall be telecast on the weekends.


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                  (b) Network shall make available to Affiliate not less than four (4) minutes of commercial announcement time per hour of the Service, to be used at Affiliate's option and control. All commercial announcement time provided to Affiliate hereunder shall be equally distributed throughout each and every hour of the Service and shall not occur between the actual or apparent end of one program and the actual or apparent beginning of another program. If Network increases the total amount of commercial announcement time on the Service to more than twelve (12) minutes per hour, then Affiliate shall receive fifty percent (50%) of such increase and every increase thereafter. Network shall "tone-switch," using industry-recognized equipment, all of Affiliate's commercial announcement time. Affiliate and Network shall each have the right to retain for itself all of the proceeds derived from the sale of its commercial announcement time.

                  (c) If for any reason, Affiliate, in good faith, determines that the Service includes programming prohibited in Section 3(a) hereof and/or includes programming that deviates from the content as required in Sections 3(a) and 3(f) hereof and as referenced in Exhibit B, Affiliate shall have the right to (i) discontinue distribution of the Service on any or all Systems; (ii) preempt the deviating and/or prohibited programming; and/or (iii) receive credit against the Fees or Renewal Fees (both as defined herein) in the proportion that the hours of prohibited and/or deviating programming each day bears to the total hours the Service is transmitted each day, such credit to be applied against the Fees or Renewal Fees in any month.

                  (d) Periodically throughout the Term, on the Service, Network shall promote the fact that the programming on the Service is paid, in part, by the license fees paid by Affiliate. Affiliate shall have the right to approve such promotions prior to their dissemination or publication.

                  (e) During the Term, the programming on the Service, as received by any Service Subscriber (as defined herein) at a given point in time, shall be the same as the programming received by all other subscribers to the Service at such point in time. If it is not, then Affiliate shall have the unconditional right to receive and distribute, at no extra cost whatsoever, the programming included in the Service as provided to Affiliate and/or such other programming.

                  (f) At least twenty percent (20%) of the hours of the programming on the Service each day shall be original programming distributed exclusively on the Service at all times throughout the Term. No episode will appear on the Service in the same time slot more than twice in any seven (7)-day period and no episode will appear on the Service more than three (3) times in any seven (7)-day period regardless of the time slot. For purposes of this Agreement, "original programming" shall mean (i) programming that is produced by or on behalf of Network; (ii) programming that is significantly altered or customized or includes interstitial


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programming or introductory program openings and closings, in either case sufficient to "brand" or identify the programming as a production of Network; or (iii) programming that has not previously been exhibited or distributed by any other video or audio programming services distributor in the United States or its territories, commonwealths or possessions.

                  (g) Network agrees that during the Term it shall, at its sole expense, include as part of the signal of the Service, closed-captioning to the full extent, if any, required by law and to the extent required to ensure that Affiliate is in compliance with any and all laws requiring closed captioning regardless of whether such law imposes the obligation to include closed captioning on Network, Affiliate or a third party. This includes, without limitation, meeting any and all benchmarks for captioning programming as set forth in Part 79 of Federal Communications Commission ("FCC") regulations. Network also agrees to cooperate with Affiliate to the extent necessary to establish compliance with any such laws or regulations. Network acknowledges and agrees that, except as set forth in Section 4(d) hereof with respect to the delivery of closed-captioning service to Service Subscribers, neither Affiliate, any affiliate of Affiliate, any System nor any other system or enterprise distributing the Service hereunder shall have any liability in connection with Network's failure to prepare, insert or include closed-captioning in the Service as required by this Section 3(g). Accordingly, Network shall indemnify, defend and forever hold harmless Affiliate, any affiliate of Affiliate and each of their respective present and former officers, shareholders, directors, employees, partners and agents, as provided in Section 8 hereof, against and from any and all losses, liabilities, claims, costs (including, without limitation, any costs of preparing and including closed-captioning in the Service), damages and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs, arising out of Network's breach of this Section 3(g).


                  (h) Network agrees that in the event the Service is broadcast on a full-time basis (I.E., more than twelve (12) hours per day) by a television station (an "HTVN Station") in the television market of any of Affiliate's systems, then Affiliate may continue to distribute the satellite-delivered signal of the Service or, if it is not already distributed, launch the satellite-delivered signal of the Service in such system; provided, however, notwithstanding anything to the contrary contained in Section 5(a), any Fees in effect with respect to the satellite-delivered signal of the Service in such system shall be waived for so long as such HTVN Station broadcasts the signal of the Service. If an HTVN Station broadcasts Service programming on only a part-time basis (I.E., less than twelve (12) hours per day), then Affiliate shall be entitled to a pro-rata discount of the Fees, if any, payable on behalf of the Service Subscribers in such system based on the number of hours per day such Service programming is broadcast by such HTVN Station. In addition, notwithstanding anything contained in Section 5(a) hereof to the contrary, in the event that the


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Service or a material portion of the Service programming is made available over the internet (whether free or subject to a charge), via video streaming or otherwise, then the Fees then in effect shall be reduced according to the provisions of Section 13(f) hereof for so long as the Service or the Service programming is distributed over the internet; provided, however, that if a net effective rate per subscriber calculation is not available or not logically quantifiable or related, then such calculation shall be made on a "net economic term" basis (E.G., if an internet service provider is paying a flat fee for distribution of the Service or material portion thereof over the internet, then Affiliate shall have the right to elect to pay such flat fee for unlimited distribution of the Service).

                  (i) For purposes of this Agreement, "direct on-air sales programming" shall mean any programming that includes the direct on-air marketing, offering for sale and/or sales of products and/or services, including, without limitation, home shopping, infomercials and direct response advertising, regardless of the length of such programming except that direct on-air sales programming shall not include Network's regularly scheduled commercial announcement time (I.E., the commercial announcements distributed throughout the Service during other programming that are generally thirty (30) seconds or less in length and primarily used for promotional announcements or third party advertising of products and services that are not directly sold to the viewer during such commercial announcements). Any direct on-air sales programming included in the Service shall be subject to preemption upon at least thirty (30) days' notice to Network. If direct on-air sales programming is preempted by any System(s), Affiliate shall have the right in such System(s) to insert programming and advertisements of its choice on the channel otherwise identified with the Service during the period that the Service contains any direct on-air sales programming.

         4.       DELIVERY AND DISTRIBUTION OF THE SERVICE:

                  (a) During the Term, Network, at its expense, (x) shall deliver a signal of the Service to each System, to each subscriber receiving the Service by satellite hereunder, and, for purposes of Section 4(h) hereof, to other locations within the continental United States designated by Affiliate, in its discretion, by transmitting such signal via a domestic satellite commonly used for transmission of cable television programming, and (y) shall fully encrypt the satellite signal of the Service utilizing encryption technology commonly used in the domestic cable television industry. Except as otherwise provided in this Section 4(a), Affiliate shall, at its own expense, furnish all other facilities necessary for the receipt of such satellite transmission and the delivery of such signal of the Service to Service Subscribers. In the event Network changes the satellite or encryption technology or otherwise modifies the signal of the Service in such a manner that it cannot be received or utilized by a System or Systems, then Affiliate shall have the right to discontinue carriage of the Service, immediately, in any such System or Systems

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unless Network agrees, unconditionally, promptly to reimburse such System or
Systems, as the case may be, for the costs to acquire and install the necessary equipment to receive and/or utilize the signal of the Service. Network agrees to provide Affiliate with at least one hundred twenty (120) days' prior written notice of a satellite or technology change except that, if a satellite change is the result of a force majeure event as set forth in
Section 10 hereof, Network agrees to provide Affiliate with written notice as soon as practicable. Affiliate may utilize either the signal of the Service delivered by Network or the signal of the Service delivered by any other entity authorized by Network to distribute the Service.

                  (b) Network shall deliver to each System and to each subscriber receiving the Service by satellite hereunder a video and audio signal of the Service of a technical quality at least comparable to the technical quality of audio and video signals delivered by other cable television programming services. Each System, if any, will deliver to its Service Subscribers a principal video and audio signal of the Service of a technical quality at least comparable to the quality of other cable television programming services delivered by such System to its subscribers in the same format as the Service, but in no event shall such System be required to deliver such signals of a technical quality higher than the technical quality of the video and audio signal of the Service as delivered by Network hereunder.

                  (c) Each System or other video distribution system or enterprise may distribute the Service full-time or part-time, using an analog, digital or any other format (or combination of formats). Except as otherwise provided herein, the Systems, if any, will distribute the Service during the hours it is distributed without alteration, editing or delay. Affiliate will have complete authority to control the channel(s) over which the Service is to be carried on each System.

                  (d) Network retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the signal of the Service, including, without limitation, the vertical blanking interval or its digital equivalent ("VBI"), audio subcarriers and all other distribution capacity contained within the bandwidth of the signal of the Service between Network's uplink facilities and the Systems or Affiliate's other first downlink facilities. Affiliate retains and reserves any and all rights in and to, and may use in its sole discretion, all signal distribution capacity contained within the bandwidth of the signal of the Service, including, without limitation, the VBI, audio subcarriers or channels and any other portions of the bandwidth that may be created or made usable as a result of the conversion of the signal of the Service from its current format to any other format, from each System or other first downlink facility to the Service Subscribers served by such System or other first downlink facility so long as the exercise of such rights does not materially adversely interfere with the picture quality of the Service or the principal audio component of the Service. Notwithstanding the foregoing, if Network uses (i) one (1) line of the VBI contained within the bandwidth of the signal of the

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Service for closed-captioning for the hearing impaired, and/or (ii) one (1)
or more lines of the VBI contained within the bandwidth of the signal of the Service (which number of lines shall be limited to the minimum number of lines necessary to comply with applicable law) solely and exclusively for the transmission of data for the identification and rating of video programming that contains sexual, violent or other indecent material in accordance with applicable law, then Affiliate shall transmit such closed-captioning service, and/or identification and rating data, as the case may be, so long as (A) Network delivers the same to Affiliate in a format reasonably specified by Affiliate, and (B) Network does not transmit any other information on the same line(s) of the VBI as any closed-captioning service and/or identification and rating data. Furthermore, Network covenants that it shall deliver any closed-captioning service and/or identification and rating data to Affiliate in a format reasonably specified by Affiliate. In the event that Network uses the signal distribution capacity contained within the bandwidth of the signal of the Service for the transmission of any other service or product, Network shall not promote such service or product on the Service without the prior written consent of Affiliate. Network acknowledges that Affiliate (1) has no obligation to transmit through to its Service subscribers any interactive, data or electronic commerce applications associated with, accompanying or transmitted with the principal video and audio signal of the Service, and
(2) may digitize or redigitize the signal of the Service utilizing certain technology, the effect of which may be to reduce the data rate and/or resolution related to the Service, and that the implementation of any such technology is permitted by this Agreement.

                  (e) Each System or other video distribution system or enterprise may carry the Service on the basic level of service, on any tier, in a package or packages of other services, a la carte, or in any combination thereof.

                  (f) Except as otherwise permitted herein, Affiliate shall not itself, and shall not authorize others to, tape or otherwise reproduce any part of the Service without Network's prior written consent. Affiliate shall not be responsible for home taping by anyone viewing the Service and may connect its subscribers' videocassette recorders or other in-home duplication devices to the facilities of a System. Affiliate may also promote home taping as part of its marketing efforts.

                  (g) Network agrees that if it offers or has offered, or grants or has granted (including, without limitation, any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it) to any third party (including an affiliate of Network): (i) the right to distribute a three-dimensional or other augmented or enhanced version of the Service or the Service programming, (ii) the right to distribute a multimedia, interactive and/or computer application(s) related to or based on the Service or the Service programming, or (iii) the right to copy, tape or reproduce any portion of the Service programming and to exhibit, distribute and sell such portions of the Service programming, via a file server or any

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other technology, at times other than the time of original transmission by
Network, (subsections (i), (ii) and (iii) of this Section 4(g) are individually and collectively referred to herein as "Alternative Applications Right(s)"), then Network shall promptly offer such Alternative Applications Right(s) to Affiliate on terms and conditions, each one of which is at least as favorable as that offered or granted to any such third party, provided, that any such terms and conditions must relate solely to the exercise of the pertinent Alternative Application Right.

                  (h) Affiliate shall have the right to digitize, compress and/or reuplink the Service for distribution to Systems and Service Subscribers, and to other affiliated and unaffiliated distributors so long as any such other distributor is authorized by Network (pursuant to a written agreement or otherwise) to distribute the Service in any format. Network shall not interfere with Affiliate's (or its affiliates') ability to digitize and compress the Service.

                  (i) Affiliate shall have the right to transmit the signal of the Service as received by any System to unaffiliated distributors so long as any such distributor is authorized by Network (pursuant to a written agreement or otherwise) to distribute the Service. Affiliate shall have the right to receive the signal of the Service from any other distributor of the Service.

         5.       FEES:

                  (a) [NEED TO DISCUSS MONTH FREE] In consideration of the terms and conditions set forth herein, Affiliate shall pay Network fees as provided for in this Section 5 ("Fee(s)"). For each calendar month during the Term, Affiliate shall pay a Fee for each Service Subscriber who receives the Service hereunder. The monthly Fee for each Service Subscriber shall be as follows:

         -----------------------------------------------------------------------------------
                Year            Analog Fee        Digital Basic Fee       Digital Tier Fee
         -----------------------------------------------------------------------------------
                2000               Free                 Free                   Free
         -----------------------------------------------------------------------------------
                2001              $0.050               $0.070                 $0.085
         -----------------------------------------------------------------------------------
                2002         CPI Adjusted Fee     CPI Adjusted Fee             $0.09
         -----------------------------------------------------------------------------------
             2003 - 2010     CPI Adjusted Fee     CPI Adjusted Fee       CPI Adjusted Fee
         -----------------------------------------------------------------------------------


                  Notwithstanding the foregoing, Network shall waive the Fee for each System for the first twelve (12) months immediately following the month in which the System first launches the Service.

                  For purposes of this Agreement:

                  The "Analog Fee" shall apply to each Service Subscriber who receives the Service in an analog format.

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                  The "Digital Basic Fee" shall apply to each Service Subscriber who receives the Service in a digital format in either (i) the package of digital video programming services that is the most highly penetrated package of digital services (excluding "Digital Lifeline") offered by such System, or (ii) any package of video programming services consisting of Spanish or other foreign language services and any number of English language services, provided that a Service Subscriber is not required to purchase any other package(s) of video programming services in order to receive the Service.

                  "Digital Lifeline" shall mean a tier or collection of services that may include any data or non-video programming service, telephony, transactional services, banking and/or alarm services, gaming, email, a navigator or program guide, promotional guides or channels, pay-per-view or premium services, public educational and governmental channels (including, without limitation, channels such as MEU, C-Span, C-Span2, C-Span Extra and Cal-Span), community bulletin boards, any service required by law to be provided, and no more than two (2) other discretionary services to be used at the option of such System.

                  The "Digital Tier Fee" shall apply to each Service Subscriber who receives the Service in a digital format on a basis other than as defined in subsection (i) and (ii) above.

                  The "CPI Adjusted Fee" shall be the Fee for the immediately preceding Calendar Year increased by the CPI for such year. "CPI" shall mean the Consumer Price Index, Urban, U.S. City Average of "All Items", as published by the Bureau of Labor Statistics of the United States Department of Labor (or any successor thereto).

                  (b) "Service Subscriber(s)" shall mean each location to which Affiliate, pursuant to this Agreement, intentionally authorizes the Service directly, through an affiliate, or through the subdistribution of the Service to an unaffiliated third party. Service Subscribers shall include each occupied residential or commercial location where the Service is intentionally authorized by Affiliate. If Affiliate (or other distributor that distributes the Service hereunder) provides the Service to multiple unit complexes on a bulk-rate basis, then the number of Service Subscribers attributable to each such bulk-rate subscriber shall be equal to the total monthly retail rate the complex is charged for the Service or for the level or package of services in which the Service is distributed, divided by the standard monthly retail rate a non-bulk rate subscriber is charged for the Service or for such level or package of services; provided, however, in no event will the number of Service Subscribers calculated for any such complex exceed the actual number of occupied dwelling units receiving the Service in such complex. Notwithstanding the foregoing, Service Subscriber shall not include (i) employees of Affiliate or any of its affiliates who are not charged for the Service; (ii) public officials, administrative personnel or public buildings that are not charged for the Service; (iii) subscribers who have not paid

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their monthly rate for a given month and are subsequently disconnected; or
(iv) any location to which Affiliate or its affiliate indirectly provides the Service as provided in Sections 4(h) and 4(i) hereof. Any subscriber who receives the Service in more than one (1) package of services, on more than one (1) basis from any System(s), or via more than one (1) distribution technology from Affiliate and/or any affiliate of Affiliate, shall be included in the Service Subscriber count as only one (1) Service Subscriber.

                  (c) For purposes of the payment of Fees or Renewal Fees, the number of Service Subscribers shall be equal to the average of the actual number of Service Subscribers as of the last day of the month preceding the month at issue and the actual number of Service Subscribers as of the last day of the month at issue.

                  (d) Network shall have the right to negotiate the Fee(s) applicable to any Renewal Term ("Renewal Fees"). The Fees in effect for the last year of the Initial Term or any Renewal Term for which Renewal Fees were agreed to by the parties, shall remain in effect until the parties agree on the new Renewal Fees. In the event that at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, Affiliate and Network have failed to agree on the Renewal Fees and either party notifies the other party that it chooses to cease negotiations of the Renewal Fees, then Network shall give Affiliate notice of the rates to be paid per Service Subscriber and such rate shall be deemed the Renewal Fee per Service Subscriber to be paid during the succeeding Renewal Term. Affiliate may then, at its option, exercise its right to delete the Service or may continue to provide the Service pursuant to this Agreement.

                  (e) Network agrees that the revenues from the Fees and Renewal Fees will be used primarily for the purpose of developing or acquiring original and/or exclusive programming for the Service.

                  (f) In order to determine subscriber preferences, Affiliate shall have the right to preview the Service free of any obligation to pay Fees therefor for periods of up to one (1) month.

         6.       REPORTS:

                  (a) No later than forty-five (45) days after the end of each calendar month for which Fees or Renewal Fees are payable, Affiliate shall send Network a mutually acceptable statement setting forth the total number of Service Subscribers and any other information that is necessary to compute the amount due to Network for such calendar month. No later than forty-five (45) days after the end of each calendar month for which Network is required to make a payment to Affiliate hereunder, Network shall send to Affiliate a mutually acceptable statement setting forth all information necessary to compute the amount due to Affiliate for such calendar month. Affiliate and Network shall deliver their respective statements to the other prior to or along with the amount payable as provided herein.

                  (b) In order to verify the compliance with or determine whether full effect has been given to the provisions of this Agreement (including the provisions of Section 13(f) hereof), each party, at its expense, shall have the right, during the Term and for one (1) year thereafter, to inspect and audit at the offices of the audited party during normal business hours all relevant books and records, upon reasonable notice to the audited party. Each party's right to perform such audit shall be limited to once in any consecutive twelve (12)-month period. Any audit shall be limited to an audit with respect to amounts to be paid in the current calendar year and immediately preceding calendar year only, and any claim, which must relate to the then-current calendar year or the immediately preceding calendar year, must be made within the earlier of three (3) months after the auditing party leaves the audited party's offices, or twenty-four (24) months after the close of the earliest month that is the subject of a claim, or the auditing party will be deemed to have waived its right, whether known or unknown, to collect any shortfalls from the audited party for the period(s) audited.

         7.       PROMOTION:

                  (a) Except to the extent prohibited by any of Network's agreements regarding distribution of the programming on the Service, Affiliate, for the purpose of promoting the Service, may create, edit, reproduce and exhibit promotional segments or clips of the programming on the Service. Network shall use its best efforts to obtain all the rights necessary for Affiliate to utilize the programming comprising the Service in the manner set forth in this
Section 7(a).

                  (b) Network may not undertake marketing tests, surveys and/or other research in the Systems in connection with the Service without Affiliate's prior written consent.

                  (c) Network agrees to provide the following marketing support to Affiliate in connection with launches of the Service:
______________________________. In addition, in the event the Service is broadcast on a full time basis (I.E., more than twelve (12) hours per day) by an HTVN Station in any of Affiliate's systems, then Network agrees that such HTVN Station shall broadcast, at no cost to Affiliate, _______ (__) , thirty-second (:30) spots each day promoting Affiliate, AT&T Broadband, LLC, AT&T Corp. or the products and services offered by any of the foregoing entities, at Affiliate's sole discretion, at times mutually agreed upon by the parties. Affiliate shall have sole responsibility to produce and deliver all advertising spots to the HTVN Station on a timely basis and in a useable format and broadcast-ready state. The HTVN Station shall furnish Affiliate with statements of performance regarding the advertising spots, in accordance with its customary reporting procedures.

                  (d) Affiliate acknowledges that the name and mark "HTVN" (and the names of certain programs that appear in the Service) are the exclusive property of Network and its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall have the right to approve any use of such names or marks by Affiliate in publicity about Network or the products or programming included in the Service. Use of such names and marks in routine promotional materials such as program guides, program listings and bill stuffers shall be deemed approved unless Network specifically notifies Affiliate to the contrary prior to such use by Affiliate.

                  (e) If the Service contains any direct on-air sales programming, then Network shall pay to Affiliate (i) the then-prevailing industry average home shopping service rebate, currently five percent (5%), of the Net Sales (as defined herein) on all products and services sold to respondents in the zip code area of the Systems, and (ii) twenty percent (20%) of the compensation received by Network from a third party for the purchase of direct on-air sales programming time on the Service based on the amount of time purchased by such third party. "Net Sales" means gross sales less taxes, fees, returns and allowances, freight out and cash discounts. Network shall provide Affiliate with lists of the names and addresses of respondents from within the zip code areas of the Systems who respond to direct on-air sales programming, for use by Affiliate and its affiliates.

                  (f) Network and Affiliate hereby acknowledge that Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's subscribers, governmental entities or franchise or licensing authorities whose opinions and actions could adversely affect Affiliate. Therefore, Network shall not engage in any communications with subscribers, governmental entities or franchise or licensing authorities in the areas served by Affiliate and its affiliates without Affiliate's prior written approval, if such communications could reasonably be expected to adversely interfere with Affiliate's relations with the subscribers, governmental entities or franchise or licensing authorities in such areas. This provision shall not apply (i) to any national advertising by Network in connection with the Service, (ii) to any proceeding before any judicial body, or (iii) to communications with Congress or with any other branch or agency of the Federal government. This Section 7(f) shall survive termination of this Agreement for two (2) years.

         8.       WARRANTIES AND INDEMNITIES:

                  (a) Each party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state under which it is organized, (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; and (v) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

                  (b) Network represents, warrants and covenants that the Service complies, and will continue to comply, in all respects with (i) the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437 (October 18, 1990) and the regulations of the FCC promulgated thereunder from time-to-time ("Children's Television Regulations"); (ii) all origination cablecasting regulations of the FCC, as the same may be amended from time to time ("Origination Cablecasting Regulations"); and (iii) the benchmark requirements for captioning programming imposed by Part 79 of FCC regulations, as the same may be amended from time to time ("Closed-Captioning Regulations"), and that Network shall provide Affiliate with all records necessary for Affiliate to demonstrate its compliance with the Children's Television Regulations and the benchmarks imposed by the Closed Captioning Regulations, and to meet its documentation and public file requirements under the Origination Cablecasting Regulations, in a timely manner. In the event that any other programming offered by the Service shall be regulated by federal, state or local law, as the same may apply to Affiliate, its affiliates and other non-broadcast distributors, then Network shall provide Affiliate with all documents reasonably necessary for Affiliate to demonstrate compliance with such laws and regulations in a timely manner.

                  (c) In addition, Network represents and warrants that all components of any systems/product utilized or relied upon by Network to perform the activities authorized or contemplated by this Agreement are designed to be used prior to, during and after the calendar year 2000 A.D., and that the systems/product will operate during each such time period without error or interruption relating to date data, including without limitation, any error or interruption relating to, or the product of, date data which represents or references different centuries or more than one century, or leap year, in any level of any systems/product hardware or software, including, without limitation, microcode, firmware, application programs, user interfaces, files and databases (such representation and warranty being referred to as "Year 2000 Compliant"). In the event that any system/product is not Year 2000 Compliant, Network shall, at no additional cost to Affiliate, promptly modify the system/product so as to ensure that the system/product is Year 2000 Compliant. In such event, each party reserves all other rights and obligations under this Agreement.

                  (d) Affiliate and Network shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents ("Network Indemnitees" and "Affiliate

Indemnitees," respectively), against and from any and all losses, liabilities, claims, costs, damages and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs (collectively, "Costs"), arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

                  (e) Without limiting Section 8(d) hereof, Network shall indemnify, defend and forever hold harmless the Affiliate Indemnitees against and from any and all Costs, arising directly or indirectly out of (i) the content of the Service (including, without limitation, advertising spots, direct on-air sales programming and music performance rights through to Service Subscribers) or the use and delivery of the Service hereunder, including, without limitation, any Costs based upon any suit, lien, encumbrance, charge, LIS PENDENS, administrative proceeding, governmental investigation, or litigation pending or threatened (provided that Affiliate shall, to like extent, indemnify the Network Indemnitees for Costs arising from any deletion or addition of content by Affiliate to the Service); (ii) the sale or marketing of any products or services by, through or on the Service, including, without limitation, claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with any applicable governmental laws or regulations and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Service; (iii) Network's failure to comply with all laws, rules, regulations and court and administrative decrees to which it is subject or any other failure on Network's part that causes Affiliate to violate any law, rule, regulation or court or administrative decree; and (iv) Network's failure to have acquired at the pertinent time when all or part of the Service is made available to Affiliate, good title to, and/or each and every property right or other right necessary for it to satisfy the obligations imposed on it pursuant to this Agreement.

                  (f) A party claiming indemnity under this Section 8 must give the indemnifying party prompt notice of any claim, and the indemnifying party shall have the right to assume the full defense of any claims to which its indemnity applies. The indemnified party, at the indemnifying party's cost, will cooperate fully with the indemnifying party in such defense of any such claim. If the indemnified party compromises or settles any such claim without the prior written consent of the indemnifying party, then the indemnifying party shall be released from its indemnity obligations with respect to the claim so settled.

                  (g) Network represents, warrants and covenants that it has procured and shall maintain during the Term, at its sole expense, the following insurance coverage from a nationally-recognized insurance carrier and in accordance with industry standards: (i) Commercial General Liability insurance, on current standard forms as promulgated by the Insurance Services Office ("ISO"), that, at a minimum, covers Premises and Operations, Products and Completed Operations, Blanket Contractual Liability for both Oral and Written Contracts and Broad Form Property Damage (as such coverages are defined in the ISO) at liability limits of not less than $1,000,000 each occurrence for Bodily Injury and Property Damage, $1,000,000 each occurrence and $1,000,000 in the aggregate for Products and Completed Operations, and $1,000,000 policy General
Aggregate; and (ii) Media Perils Liability insurance (Broadcasters' Liability/Errors and Omissions) that, at a minimum, covers Network's media activities, including, without limitation, production of programming, the Service and all elements thereof and all programming distributed by Network pursuant to this Agreement (including, without limitation, original programming, marketing activities, sales promotions and other activities), with coverage for, at a minimum, the offenses of defamation of character or reputation, invasion of privacy, infringement of trademark, title, slogan, trade name or service mark, infringement of copyright or misappropriation of ideas, and at a liability limit of $3,000,000 in any one (1) policy period and a maximum self-insured retention of $5,000 or such other retention as agreed to by Affiliate in its sole and absolute discretion. Each insurance policy required by this Section 8(g) shall be endorsed to provide that (A) Affiliate is named as an additional insured, that the proceeds thereof are payable to Affiliate and that the policy provides primary and non-contributory coverage to Affiliate, irrespective of any insurance carried by Affiliate, whether it be primary, excess, contingent or on any other basis; (B) the insurer waives any rights of subrogation it may have against Affiliate; and
(C) the policy provides coverage on an "occurrence", and not a "claims-made", basis. Network shall provide to Affiliate standard ACORD certificates of insurance as evidence of maintenance of all insurance policies required by this Section 8(g) prior to or contemporaneously with the execution hereof.
Such certificates shall indicate that the pertinent insurance policy shall not be canceled or modified except upon delivery of thirty (30) days' prior written notice to Affiliate; provided, however, that Network shall not make any revisions to any policy that could adversely affect Affiliate's rights without Affiliate's prior written consent. In addition, such certificates shall indicate coverage for the entire Term, or Network shall provide to Affiliate, not later than thirty (30) days prior to the expiration of any policy, a subsequent certificate of insurance as evidence that the pertinent insurance continues in full force and effect.

                  (h) The representations, warranties and indemnities contained in this Section 8 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement, regardless of the reason for such termination.

         9.       EARLY TERMINATION RIGHTS:

                  (a) In addition to Network's other rights to terminate this Agreement, Network may, by notifying Affiliate, terminate this Agreement: (i) if Affiliate is in material breach of this Agreement and Affiliate has not cured such breach within thirty (30) days of Network's notice of such breach; provided, however, if such breach is confined to a System or to a limited number of Systems, Network shall have the right to terminate this Agreement only as to such System or Systems; (ii) if Affiliate has filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to Affiliate's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Affiliate, or any relief under any such law has been sought by any creditor(s) of Affiliate, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought.

                  (b) In addition to Affiliate's other rights to terminate this Agreement, Affiliate may, by notifying Network, terminate this Agreement: (i) if Network is in material breach of this Agreement and Network has not cured such breach within thirty (30) days of Affiliate's notice of such breach, unless a shorter cure period is specified elsewhere in this Agreement for a specific breach, in which case such shorter cure period will apply; (ii) if Network has filed a petition in bankruptcy, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations; (iii) if any involuntary petition in bankruptcy has been filed against Network, or any relief under any such law has been sought by any creditor(s) of Network, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought; or
(iv) on at least fifteen (15) days' notice in the event that delivery of the Service is discontinued or interrupted for a continuous period of fifteen (15) days.

         10.      FORCE MAJEURE:

                  Neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of the Service if such non-operation or non-furnishing is due to an act of God or other cause (financial inability excepted) beyond such party's reasonable control (a "Force Majeure Event"). If the Service is interrupted or discontinued as a result of a Force Majeure Event, Affiliate shall have the right, immediately, to insert programming of its choice on the channel otherwise identified with the Service until the Service is fully operational again. Credit will be given to Affiliate on that portion of the Service that is affected by any interruption during any month equal to the product of (x) the Fees or any Renewal Fees that would be due for such month, assuming no interruption of Service during such month, multiplied by (y) a fraction, the numerator of which is the total number of hours that the Service is interrupted during such month and the denominator of which is the total number of hours that the Service would have been distributed absent such interruption(s).

         11.      NOTICES:

                  Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by certified mail, return receipt requested, or by hand delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other party, at the following address (unless either party at any time or times designates another address for itself by notifying the other party by certified mail, in which case all notices to such party thereafter shall be given at its most recently so designated address):

                  To Network:      Hispanic Television Network, Inc.
                                   6125 Airport Freeway, Suite 200
                                   Fort Worth, Texas 76117
                                   Facsimile Number: (817) 831-3957
                                   Attention: ____________________


                  To Affiliate:    Satellite Services, Inc.
                                   P.O. Box 5630
                                   Denver, Colorado 80217-5630
                                         or
                                   188 Inverness Drive West
                                   Englewood, Colorado 80112

                                   Facsimile Number: (303) 858-5844
                                   Attention: President
                                   cc:  Legal Department
                                        Facsimile: (303) 858-3484

                  Notice or report given by hand delivery shall be deemed given on delivery. Notice or report given by mail shall be deemed given on the earlier to occur of actual receipt or on the fifth day following mailing if sent in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed given on the day of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

         12.      CONFIDENTIALITY:

                  The terms and conditions, including the existence and duration, of this Agreement shall be kept confidential, except for disclosure as may be required by law, regulation, court or government agency of competent jurisdiction (redacted to the greatest extent possible). This confidentiality provision shall survive the termination of this Agreement.

         13.      MISCELLANEOUS:

                  (a) ASSIGNMENT; BINDING EFFECT; REORGANIZATION. This Agreement shall be binding on the respective transferees and successors of the parties hereto, except that neither this Agreement nor either party's rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party; provided, however, that no consent is necessary in the event of (i) an assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to an entity under common control, controlled by or in control of either party; or
(ii) an assignment by Affiliate to an entity that aggregates foreign-language or similar genre programming for distribution to multiple systems operators or other television programming distributors. In the event of a change of control or ownership of the Service or Network, this Agreement shall continue but, upon the date of such change in control, Affiliate, at its option, may either package and distribute the Service without regard to the restrictions, if any, contained in Section 4(e) hereof; or delete any or all Systems from Schedule 1 hereto. For purposes of this Section 13(a), the term "control" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  (b) SERVICE COMBINATIONS. In the event that the Service is acquired by or merged or combined with, or Network acquires control of, any other programming service(s), if Affiliate has (at the time of such merger, combination or acquisition) an affiliation agreement regarding distribution of such other service(s), Affiliate has the option to choose to continue distribution of the Service and of such other service, and/or of any surviving service after such merger, combination or acquisition, under either this Agreement or under such other affiliation agreement. If Affiliate does not have an affiliation agreement regarding distribution of such other service, Affiliate shall have the option to elect to have this Agreement continue to apply to the Service after such merger, combination or acquisition, and/or to any surviving service after such merger, combination or acquisition.

                  (c) ENTIRE AGREEMENT; AMENDMENTS; WAIVERS; CUMULATIVE REMEDIES. This Agreement, including the Schedule and Exhibits attached hereto, contains the entire understanding of the parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the party whose rights are being waived. No waiver of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Affiliate or Network to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

                  (d) GOVERNING LAW. The obligations of Affiliate and Network under this Agreement are subject to all applicable federal, state and local laws, rules and regulations, and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York, without regard to its choice of law rules (except Section 5-1401 of the New York General Obligations Laws).

                  (e) RELATIONSHIP. Neither party shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement. No subscriber of Affiliate shall be deemed to have any privity of contract or direct contractual or other relationship with Network and no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement. Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and its affiliates, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

                  (f)      FAVORABLE TERMS.

                           (i) Network agrees that if it offers or has offered,
                  or grants or has granted (including, without limitation, any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it), to any third party (including an affiliate of Network) (A) a lower net effective rate per subscriber for the Service than Affiliate is paying per Service Subscriber hereunder, (B) any marketing or advertising support or reimbursements, launch support or reimbursements, free or discounted marketing materials or any other support, credits, reimbursements, rebates, contributions, adjustments or incentives related to the marketing of the Service, whether given directly or indirectly to such third party, or (C) any other economic or non-economic term, provision, covenant or consideration, that are or is more favorable to such third party than Affiliate is receiving hereunder ((A), (B) and (C) above, individually and collectively, shall be referred to herein as "More Favorable Provision"), Network will promptly offer such More Favorable Provision to Affiliate for the same amount of time that such More Favorable Provision is or was available to such third party. A More Favorable Provision shall include any pertinent term, provision, covenant or consideration, regardless of whether there is a term, provision, covenant or consideration concerning the subject matter of such More Favorable Provision in this Agreement or whether such term, provision, covenant or consideration relates to such third party's entire subscriber base or less than the entire base (E.G., a More Favorable Provision relating to a "test" or "sample" group of subscribers).

                           (ii) For purposes of this Section 13(f), the calculation of net effective rate shall include all economic and non-economic terms and provisions of an agreement that involve financial or other outlays (excluding contingent liabilities) by either party for the benefit of the other or in direct or indirect connection with the rates for the Service, or that involve direct or indirect consideration paid by either party to the other, such as discounts, credits, adjustments of any kind, including, without limitation, actual per subscriber rates, volume or other discounts, reimbursements, channel position fees, discounts, credits or rebates, pre-payment of loans, deductions for uncollected accounts, incentives, cash payments (whether conditional or not), sales or leases of equipment, studio facility discounts, payment terms and other financing terms. In determining "net effective rates," the actual number of subscribers to the Service (rather than projected or expected subscribers or the number of such third party's subscribers who are not actually subscribers to the Service) will be considered.

                           (iii) For purposes of this Section 13(f), and for
                  purposes of comparing the actual rate per subscriber to the Service payable by Affiliate to the actual rate per subscriber to the Service payable by a third party that is distributing the Service via a common delivery system through which multiple parties may distribute services (E.G., OVS providers), the calculation of the penetration of the Service for such third party shall be based on the total number of customers receiving programming services through such common delivery system, regardless of the number of distributors providing services through such common delivery system.

                           (iv) Network agrees to provide to Affiliate a written certification on each annual anniversary date of this Agreement, signed by a duly authorized officer of Network, stating that Network has satisfied its obligations under this
                  Section 13(f).

                  (g) SEVERABILITY. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

                  (h) NO INFERENCE AGAINST AUTHOR. Network and Affiliate each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

                  (i) NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

                  (j) HEADINGS. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

                  (k) NON-RECOURSE. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

                  (l) TAXES. To the extent required by applicable law, Affiliate shall have the right to withhold any portion of any amounts payable by Affiliate to Network and to pay any such amounts over to any appropriate governmental authority. Network shall provide such assistance as is necessary to enable Affiliate to discharge its obligation to withhold and/or pay taxes on Network's behalf and shall indemnify Affiliate as provided in Section 8 hereof from and against any and all Costs arising directly or indirectly out of any tax or other amount withheld, paid or otherwise collected by Affiliate on Network's behalf, or owed or paid by Network to any governmental entity.

         The parties hereto have executed this Agreement as of the date first above written.

AFFILIATE:                                   NETWORK:


By: /s/ Judith Meyka                         By: /s/ Michael Fletcher

Title:                                       Title:
      ------------------------                     ---------------------------

                                   SCHEDULE 1

                     To Affiliation Agreement By and Between

                      Hispanic Television Network, Inc. and

                            Satellite Services, Inc.

                             Dated ___________, 2001


                                     SYSTEMS

                                    EXHIBIT A

                     To Affiliation Agreement By and Between

                      Hispanic Television Network, Inc. and

                            Satellite Services, Inc.

                             Dated ___________, 2001


                              SYSTEM QUALIFICATIONS

                  I. Affiliate represents and warrants the following regarding each System listed on Schedule 1 hereof:

                  1. that: (a) either (i) AT&T Broadband, LLC, AT&T Corp. or any person or entity under common control with, controlling or controlled by AT&T Broadband, LLC or AT&T Corp. (the "Control Group") (AT&T Broadband, LLC, AT&T Corp. and the Control Group shall be hereinafter referred to as "AT&T"; any reference to AT&T herein shall be deemed to be a reference to either AT&T Broadband, LLC, AT&T Corp. or the Control Group or any combination thereof as is necessary to qualify the greatest number of television distribution facilities hereunder) or its nominee owns, directly or indirectly, at least a twenty-five percent (25%) interest in the general manager of the System pursuant to a valid written agreement in full force and effect; or (ii) AT&T or its nominee owns, directly or indirectly, a ten percent (10%) interest in such System or owns an interest or obligation by which AT&T, directly or indirectly, owns a right (whether conditional or not) to convert into or acquire, directly or indirectly, an interest equal to at least the required interest. An "indirect" ownership is an interest resulting from ownership through any series of ownership interests, including corporations, partnerships, joint ventures or other forms of business organizations; an indirect interest shall be quantified in amount by a series of percentage multiplications commencing with AT&T's direct interest and multiplying that by the next most proximate percentage interest and, then, multiplying in turn each succeeding ownership interest in the order of their progression away from AT&T by the result of the immediately preceding multiplication until the most distant percentage interest is multiplied; and (b) either a franchise or license is not required or a valid franchise or license is in effect through the Term or the franchisee or licensee has held a valid cable television franchise or license and continues to operate in the franchise or license area under a claim of right or is otherwise lawfully operating or franchisee or licensee has held a valid cable franchise or license and is continuing to operate while diligently pursuing, in good faith, its available judicial remedies. For the above purposes, in the event a franchise or license expires before the end of the Term, such franchise or license shall be deemed valid for so long as franchisee or licensee is negotiating in good faith with the franchising or licensing authority for a franchise or license renewal; and

                  2. that with respect to each System in which AT&T or its nominee owns, directly or indirectly, less than a fifty percent (50%) interest, Affiliate or an agent has been authorized, pursuant to a valid written agreement in full force and effect, to make and execute decisions on behalf of each such System with respect to the Service, including, without limitation, billing and collection of fees, and Affiliate continues throughout the Term to exercise such authority with respect to matters affecting the distribution of the Service by such System.

II. In the event AT&T's direct or indirect equity interest in a System or in the entity managing such System decreases below the level required under Paragraph I hereof, and provided AT&T's interest does not decrease to zero, such System shall continue to qualify under Paragraph I hereof; provided, however, AT&T's interest in such System shall increase to the level required under Paragraph I hereof within eighteen (18) months of the decrease.

III. In the event Affiliate, or any of the entities that owns or manages systems or enterprises that qualify hereunder, effects a corporate separation, reorganization or restructuring (including, without limitation, by a distribution of stock, or other assets or rights, to its shareholders, partners or joint venturers), the systems or enterprises of the entity resulting from such transaction (including all interim and supporting entities) and/or all of such resulting entities, in the aggregate, will qualify under Paragraph I hereof, so as to continue to qualify to distribute the Service under the terms and conditions hereof, as if such separation, reorganization or other restructuring had not occurred.

                                    EXHIBIT B

                     To Affiliation Agreement By and Between

                      Hispanic Television Network, Inc. and

                            Satellite Services, Inc.

                             Dated ___________, 2001


                                PROGRAM SCHEDULE

                                  See Attached.














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